The options will become exercisable as follows: (a) 50% of the options will vest over time (the "Time Award"), with one third of the Time Award vesting on the first anniversary of the date of grant, one sixth of the Time Award vesting eighteen months after the date of grant, one sixth of the Time Award vesting twenty-four months after the date of grant, one sixth of the Time Award vesting thirty months after the date of grant and one sixth of the Time Award vesting thirty-six months after the date of grant; and (b) 50% of the options will vest, after the first anniversary of the date of grant, according to performance (the "Performance Award"), with one third of the Performance Award vesting upon Kroll Inc.'s achieving a stock price equal to or greater than 115% of the exercise price for twenty consecutive trading days, one third of the Performance Award vesting upon Kroll Inc.'s achieving a stock price equal to or greater than 115% of the first performance vesting price for twenty consecutive trading days and one third of the Performance Award vesting upon Kroll Inc.'s achieving a stock price equal to or greater than 115% of the second performance vesting price for twenty consecutive trading days. Notwithstanding this vesting schedule for the Performance Award, all unvested Performance Award options will vest in full within five years from the date of grant.